Exhibit 10.2
RANGER ENERGY SERVICES, INC.
EXECUTIVE SEVERANCE PLAN
Effective July 24, 2025
1.Establishment; Purpose.
(a)Establishment. Ranger Energy Services, Inc., a Delaware corporation, hereby establishes this Ranger Energy Services Executive Severance Plan (the “Plan”), effective [●], 2025 (the “Effective Date”). The Plan shall apply to each Participant who incurs a Qualified Termination on or after the Effective Date.
(b)Purpose. The purposes of the Plan include (i) better enabling the Company and its Affiliates to attract and retain highly qualified executives, (ii) providing certain executives of the Company and/or any Affiliate who become Participants with severance pay benefits in the event of the termination of their employment (whether before or in connection with a Change in Control of the Company), and (iii) enabling Participants to pursue transaction opportunities that are beneficial to shareholders by providing Participants with individual financial security in the event of a Change in Control. The Plan is not intended to constitute an “employee pension benefit plan” within the meaning of Section 3 of ERISA and the corresponding Department of Labor regulations and other guidance.
2.Definitions. For purposes of the Plan, the following terms have the meanings set forth below:
“Accrued Compensation” means the sum of the following: (a) any accrued but unpaid payments of the Participant’s Annual Base Salary through the Termination Date; (b) a payment in respect of all unpaid, but accrued and unused vacation or paid time off through the Termination Date, but only to the extent required by Company policy and/or applicable law; (c) any annual bonus earned but unpaid as of the Termination Date for any previously completed fiscal year (i.e., fiscal years prior to the Termination Year); (d) reimbursement for any unreimbursed business expenses properly incurred by the Participant prior to the Termination Date and submitted for reimbursement in accordance with Company policy; and (e) such rights, if any, under any award granted to the Participant pursuant to the Incentive Plan and other compensation programs and employee benefits to which the Participant may be entitled upon termination of employment, in accordance with the documents governing such benefits.
“Across-the-Company Reduction” means a general reduction in salaries of all or substantially all of the senior executives employed by the Company, which reduction (a) affects Participant in substantially the same manner as the other senior executives who are also affected by such general reduction, and (b) does not, in the aggregate, constitute a reduction by more than ten percent (10%) of Participant’s then-current base salary.
“Administrator” means the Board or any committee designated by the Board, which body shall be responsible for the general administration and management of this Plan.
“Affiliate” means any corporation, partnership, limited liability company, limited liability partnership, association, trust or other organization that, directly or indirectly, controls, is controlled by, or is under common control with, the Company. For purposes of the preceding sentence, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any entity or organization, shall mean the possession, directly or indirectly, of the power (a) to vote more than 50% of the securities having ordinary voting power for the election of directors of the controlled entity or organization or (b) to direct or cause the direction of the management and policies of the controlled entity or organization, whether through the ownership of voting securities, by contract, or otherwise.
“Annual Base Salary” means the Participant’s annual base salary (including all amounts of such base salary that are voluntarily deferred under any qualified and non-qualified plans of the Company) determined at the highest rate in effect during the twelve (12) month period immediately preceding a Participant’s Termination Date.
“Board” means the Board of Directors of the Company.
“Cause” means:
(a)Participant’s willful failure or refusal, other than due to Disability, to perform, or gross negligence in performing, Participant’s obligations to the Company;
(b)Participant’s commission of an act of fraud or material dishonesty in the performance of Participant’s duties or with respect to the Company or any of its Affiliates;
(c)Participant’s material breach of any Company or Affiliate policy applicable to Participant and made known to Participant;
(d)The indictment of Participant, conviction of Participant, or entry by Participant of a guilty or nolo contendere plea to any felony or any other crime or misdemeanor involving moral turpitude (provided that following an indictment, final determination of whether Cause exists will be tolled until such time Participant is either convicted, enters a guilty or nolo contendere plea, accepts a lesser charge, enters a settlement agreement, is acquitted or the indictment is dismissed. No payments or benefits under the Plan shall be made until such final determination and shall only be payable following Participant’s acquittal or the dismissal of the indictment. Under all other outcomes, no payment or benefits shall be payable);
(e)Any breach by Participant of Participant’s fiduciary duty or duty of loyalty to the Company or any of its Affiliates; or
(f)Participant’s material breach of any of the provisions of any written agreement between Participant and the Company or any of its Affiliates.
    “Change in Control” means:
(a)Any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d) of the Exchange Act (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, directly or indirectly, of securities of the Company representing more than 50% of the combined voting power of the Company’s then outstanding voting securities;

(b)The individuals who constitute a majority of the Board as of the Effective Date (the “Incumbent Board”) cease to constitute at least a majority of the Board; provided, that any individual becoming a member of the Board subsequent to the Effective Date whose election or nomination for election by the Company’s shareholders was approved by at least a majority of the directors then comprising the Incumbent Board (other than as a result of an actual or threatened election context with respect to the election or removal of directors or any other actual or threatened solicitation of proxies or contests of a Person other than the Board) shall be considered as though such individual were a member of the Incumbent Board;
(c)There is consummated a merger, consolidation or business combination of the Company with any other corporation or other entity (excluding any entity resulting from any benefit plan or related trust of the Company), and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a subsidiary, the ultimate parent thereof; or
(d)The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Company of all or substantially all of the Company’s assets, other than such sale or other disposition by the Company of all or substantially all of the Company’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Company in substantially the same proportions as their ownership of the Company immediately prior to such sale.
Notwithstanding the foregoing, except with respect to clause (c) above, a “Change in Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Company immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a subsidiary, all or substantially all of the assets of the Company immediately following such transaction or series of transactions.
Notwithstanding the foregoing terms and conditions of this definition, if a Change in Control constitutes a payment event with respect to any Severance Benefit or Award (as defined in the Incentive Plan) (or any portion thereof) that provides for the deferral of compensation that is subject to Section 409A, a Change in Control will not be deemed to have occurred for purposes of such Severance Benefit or Award (or portion thereof) unless such transaction or series of related transactions also constitutes a “change in control event” with respect to the Company for purposes of Section 409A.
(e)“Change in Control Period” means the period beginning three (3) months before the Change in Control and ending on the date that is twenty-four (24) months following the Change in Control.
(f)“CIC Severance Multiplier” means (a) in the case of the Company’s Chief Executive Officer, three (3); (b) in the case of an Executive Vice President of the Company, two (2); and (c) in the case of any other Participant, one (1).

“Code” means the Internal Revenue Code of 1986, as amended from time to time. Any reference to a section of the Code shall include such section and any comparable section or sections of any future legislation that amends, supplements or supersedes such section.
“Company” has the meaning given to that term in Section 1(a) hereof.
“Disability” means physical or mental incapacity whereby the Participant is unable with or without reasonable accommodation for (a) a period of six (6) consecutive months or (b) for an aggregate of nine (9) months in any twenty-four (24) consecutive month period, to perform the essential functions of Participant’s duties; provided, in each case, that solely to the extent necessary to avoid the application of a penalty under Section 409A of the Code, the Participant is disabled within the meaning of Section 409A(a)(2)(C) of the Code.
“Eligible Executive” means: (a) the Company’s Chief Executive Officer; (b) an Executive Vice President of the Company or its subsidiaries; and (c) a Senior Vice President or Vice President of the Company or its subsidiaries.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.
“General Severance Multiplier” means (a) in the case of the Company’s Chief Executive Officer and any Executive Vice President of the Company, one (1); and (b) in the case of any other Participant, one-half (0.5).
“Good Reason” means the occurrence of any of the following events without consent of the Participant:
(a)A material reduction in Participant’s title, duties, authority, responsibilities, and reporting relationships;
(b)A material reduction of Participant’s then-current base salary (other than an Across-the-Company Reduction); or
(c)The Company’s material breach of its obligations under a material written agreement between the Company and Participant.
(g)Notwithstanding the foregoing, a termination of employment by Participant shall not be deemed to be for Good Reason unless (1) Participant gives the Company written notice describing the event or events which are the basis for such termination within thirty (30) days after Participant first obtains knowledge of the event or events, (2) such grounds for termination (if susceptible to correction) are not corrected by the Company within thirty (30) days after the Company’s receipt of such notice, and (3) Participant terminates Participant’s employment no later than forty-five (45) days after Participant provides notice to the Company in accordance with clause (1) of this paragraph.
“Incentive Plan” means the Company’s Amended and Restated 2017 Long Term Incentive Plan, as amended and/or restated from time to time, or any successor shareholder-approved equity incentive plan maintained by the Company.

“Notice of Termination” means a written notice that (a) indicates the specific termination provision in the Plan relied upon, (b) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Participant’s employment under the provision so indicated, and (c) if the Termination Date is other than the date of receipt of such notice, specifies the Termination Date (which date shall be not more than thirty (30) calendar days after the giving of such notice).
“Other Benefits” means, to the extent not paid or provided to the Participant prior to the Termination Date, any amounts or benefits required to be paid or provided or which the Participant is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company, including any benefits to which the Participant is entitled under Part 6 of Subtitle B of Title I of ERISA but excluding any amounts pursuant to the Plan.
“Participant” has the meaning given to that term in Section 3(a) hereof.
“Participation Agreement” means the latest participation agreement signed by the Company and an Eligible Executive providing for the Eligible Executive’s participation in the Plan.
“Person” means any individual, corporation, firm, partnership, joint venture, limited liability company, estate, trust, business association, organization, governmental entity or other entity.
“Plan” has the meaning given to that term in Section 1(a) hereof.
“Qualified Termination” means any termination of a Participant’s employment: (a) by the Company other than for Cause, Disability or death; or (b) by a Participant for Good Reason.
“Release” has the meaning given to that term in Section 5 hereof.
“Section 409A” has the meaning give to that term in Section 23(a) hereof.
“Severance Benefit” means any payment or benefit payable under this Plan, excluding the Accrued Compensation.
“Target Annual Bonus” means (a) with respect to a Participant whose target annual bonus is expressed as a percentage of Annual Base Salary, the Participant’s target annual bonus under the Company’s annual bonus program in which the Participant is covered; and (b) with respect to a Participant whose target annual bonus is expressed as a fixed target value, the Participant’s fixed target value under the Company’s annual bonus program in which the Participant is covered.
“Termination Date” means:
(a) if the Participant’s employment is terminated by the Company or any Affiliate for Cause or due to Disability, or by the Participant for Good Reason, the date of receipt of the

Notice of Termination or any later date specified therein within thirty (30) calendar days after such notice, as the case may be;
(b) if the Participant’s employment is terminated by the Company or an Affiliate other than for Cause or Disability, or if the Participant voluntarily resigns without Good Reason, the date on which the terminating party notifies the other party that such termination shall be effective, provided that on a voluntary resignation without Good Reason, the Company may, in its sole discretion, make such termination effective on any date it elects in writing between the date of the notice and the proposed date of termination specified in the notice; or
(c) if the Participant’s employment is terminated by reason of death, the date of death of Participant.
“Termination Year” means the fiscal year of the Company in which the Termination Date occurs.
3.Participation.
(a)Designation of Participants. Each Eligible Executive who (i) receives a Participation Agreement from the Company, and (ii) executes and returns such Participation Agreement to the Company in accordance with the terms of the Participation Agreement shall be a “Participant” in the Plan. Notwithstanding the foregoing, an Eligible Executive who is a party to an employment agreement, offer letter or other agreement with the Company and/or any Affiliate that provides for severance benefits (the “Other Severance Benefits”) shall not be become a Participant unless and until such Eligible Executive (A) is designated as a Participant by the Administrator, and (B) waives all rights to the Other Severance Benefits.
(b)Duration of Participation. A Participant shall cease to be a Participant in the Plan if: (i) the Participant ceases to be employed by the Company or an Affiliate, unless such Participant is then entitled to a severance benefit in connection with a termination due to death or Disability; or (ii) subject to Section 17 hereof and except as otherwise provided in a Participant’s Participation Agreement, the Administrator removes the Participant from the Plan by providing notice to the Participant in accordance with Section 16 hereof. Further, except as otherwise provided in a Participant’s Participation Agreement, participation in the Plan is subject to the unilateral right of the Administrator to terminate or amend the Plan in whole or in part as provided in Section 17 hereof. Notwithstanding anything herein to the contrary, a Participant who is then entitled to a severance benefit in connection with a termination due to death or shall remain a Participant in the Plan until the amounts and benefits payable under the Plan have been paid or provided to the Participant in full. Any severance benefits to be provided to a Participant under the Plan are subject to all of the terms and conditions of the Plan, including Sections 5 and 6 hereof.
(c)No Employment Rights. To the extent permitted by applicable law, participation in the Plan does not alter the status of a Participant as an at-will employee, and nothing in the Plan will limit or affect in any manner the right of the Company or any Affiliate to terminate the employment or adjust the compensation of a Participant at any time and for any reason (with or without Cause).
4.Termination Payments.

(a)Accrued Compensation. If the Participant is terminated for any reason, the Company shall pay or provide the Accrued Compensation to the Participant or the Participant’s estate. The Accrued Compensation shall be paid in a single lump sum within thirty (30) calendar days after the Termination Date, or on such earlier date as may be required by the applicable Company plan or policy or by applicable law; provided, however, that if any portion of the Accrued Compensation constitutes “nonqualified deferred compensation” within the meaning of Section 409A, such portion of the Accrued Compensation payment shall be paid in accordance with the underlying nonqualified deferred compensation arrangement and any applicable deferral elections made thereunder.
(b)Other Benefits. If the Participant is terminated for any reason, the Company shall pay to the Participant or the Participant’s estate all Other Benefits, based on accrued and vested benefits through the Termination Date, in accordance with the terms and normal procedures of each such plan, program, policy or practice or contract or agreement,.
(c)Termination due to Death or Disability. In addition to the payments and benefits set forth in Section 4(a) and 4(b) hereof, and subject to Sections 4(f), 5 and 6 hereof, the Participant shall be eligible to receive the benefits set forth in Sections 4(c)(i)-(ii) hereof if the Participant’s employment is terminated due to the Participant’s death or Disability that occurs outside of the Change in Control Period.
(i)Pro-Rated Annual Bonus. The Company shall pay an amount equal to (x) the amount of the applicable Participant’s Target Annual Bonus for the Termination Year, multiplied by (y) the percentage of the Termination Year that shall have elapsed through the Termination Date, multiplied by (z) any applicable performance multipliers, based on the Company’s and the Participant’s (as applicable) actual achievement of any applicable performance metrics over the applicable performance period, as determined by the Company in accordance with its ordinary business practices (the “Pro-Rated Annual Bonus”). The Pro-Rated Annual Bonus will be paid to the Participant or the Participant’s estate on the date that the underlying Target Annual Bonus was originally scheduled to be paid.
(d)Qualified Termination not in Connection with Change in Control. In addition to the payments and benefits set forth in Section 4(a) and 4(b) hereof, and subject to Sections 4(f), 5 and 6 hereof, the Participant shall be eligible to receive the benefits set forth in Sections 4(d)(i)-(v) hereof if the Participant’s employment is terminated due to a Qualified Termination that occurs outside of the Change in Control Period.
(i)Severance Payment. The Company shall pay to the Participant or the Participant’s estate the amount of severance pay equal to (x) the General Severance Multiplier, multiplied by (y) the Participant’s Annual Base Salary (the “General Severance Payment”). The General Severance Payment will be paid in a lump sum cash payment, less all applicable taxes and withholdings, on the first payroll date following the date on which the Release has become effective and irrevocable; provided, however, that the General Severance Payment shall be forfeited if the Release does not become effective and irrevocable in accordance with its terms by the sixtieth (60th) day following the Termination Date (unless otherwise determined by the Administrator in its sole discretion).
(ii)Pro-Rated Annual Bonus. The Company shall pay the Pro-Rated Annual Bonus to the Participant or the Participant’s estate. The Pro-Rated Annual Bonus will be paid on the date that the underlying Target Annual Bonus was originally scheduled to be paid.

(iii)Health Continuation. The Company shall pay to the Participant or the Participant’s estate a cash payment in an amount equal to (x) the full monthly premium charged for coverage under the Company’s group medical plan at Participant’s then current level of coverage as of the Qualified Termination, multiplied by (y) either (A) twelve (12), in the case of the Chief Executive Officer or an Executive Vice President of the Company, or (B) six (6) in the case of any other Participant (the “General Health Payment”). The General Health Payment will be paid in a lump sum cash payment, less all applicable taxes and withholdings, on the first payroll date following the date on which the Release has become effective and irrevocable; provided, however, that the General Health Payment shall be forfeited if the Release does not become effective and irrevocable in accordance with its terms by the sixtieth (60th) day following the Termination Date (unless otherwise determined by the Administrator in its sole discretion). For the avoidance of doubt, such payment is not required to be used by the Participant to purchase medical coverage.
(iv)Outplacement Services. Except in the case of termination due to death or Disability, the Company shall provide the Participant with access to outplacement services for up to six (6) months after the Qualified Termination, at a total cost not to exceed $25,000. The Company shall select the outplacement firm and remit payment for the outplacement services directly to the outplacement firm.
(e)Qualified Termination in Connection with Change in Control. In addition to the payments and benefits set forth in Section 4(a) and 4(b) hereof, and subject to Sections 4(f), 5 and 6 hereof, the Participant shall be eligible to receive to the benefits set forth in Sections 4(e)(i)-(iv) hereof if the Participant’s Qualified Termination occurs during the Change in Control Period (and each of the Qualified Termination and Change in Control occur on or after the Effective Date).
(i)Severance Payment. The Company shall pay to the Participant the amount of severance pay equal to (x) the CIC Severance Multiplier, multiplied by (y) the sum of Participant’s (A) Annual Base Salary, and (B) the Participant’s Target Annual Bonus for the Termination Year or, if greater, as in effect immediately prior to the Change in Control Period (in each case, disregarding any reduction thereto that constitutes Good Reason) (the “CIC Severance Payment”). The CIC Severance Payment will be paid in a lump sum cash payment, less all applicable taxes and withholdings, on the first payroll date following the date on which the Release has become effective and irrevocable; provided, however, that the CIC Severance Payment shall be forfeited if the Release does not become effective and irrevocable in accordance with its terms by the sixtieth (60th) day following the Termination Date (unless otherwise determined by the Administrator in its sole discretion).
(ii)Pro-Rated Annual Bonus. The Company shall pay to the Participant a pro-rata portion of the Participant’s Target Annual Bonus for the Termination Year. Such pro-rata bonus payout will be equal to (x) the percentage of the Termination Year that shall have elapsed through the Termination Date, multiplied by (y) the amount of Target Annual Bonus for the Termination Year or, if greater, as in effect immediately prior to the Change in Control Period (in each case, disregarding any reduction thereto that constitutes Good Reason) (the “CIC Bonus Payment”). The CIC Bonus Payment will be paid in a lump sum cash payment, less all applicable taxes and withholdings, on the first payroll date following the date on which the Release has become effective and irrevocable; provided, however, that the CIC Bonus Payment shall be forfeited if the Release does not become effective and irrevocable in accordance with its terms by the sixtieth (60th) day following the Termination Date (unless otherwise determined by the Administrator in its sole discretion).

(iii)Health Continuation. The Company shall pay to the Participant or the Participant’s estate a cash payment in an amount equal to (x) the full monthly premium charged for coverage under the Company’s group medical plan at Participant’s then current level of coverage as of the Qualified Termination, multiplied by (y) twenty-four (24). For the avoidance of doubt, such payment is not required to be used by the Participant to purchase medical coverage (the “CIC Health Payment”). The CIC Health Payment will be paid in a lump sum cash payment, less all applicable taxes and withholdings, on the first payroll date following the date on which the Release has become effective and irrevocable; provided, however, that the CIC Health Payment shall be forfeited if the Release does not become effective and irrevocable in accordance with its terms by the sixtieth (60th) day following the Termination Date (unless otherwise determined by the Administrator in its sole discretion).
(f)Resignation from All Positions. Notwithstanding any other provision of the Plan, upon the termination of a Participant’s employment for any reason, unless otherwise requested by the Company, the Participant shall immediately resign from all officer and director positions that he or she may hold with the Company and its Affiliates. As a condition of receiving any severance benefits under the Plan, each Participant shall execute any and all documentation to effectuate such resignations upon request by the Company. For the avoidance of doubt, each Participant shall be treated for all purposes as having so resigned upon termination of his or her employment, regardless of when or whether he or she executes any such documentation.
5.Release. Notwithstanding anything contained herein to the contrary, the Company shall not be obligated to provide any Severance Benefit, unless: (a) the Participant first executes and delivers to the Company within forty-five (45) calendar days after the Termination Date a fully executed general release of claims in favor of the Company, its Affiliates and their respective officers and directors in a form to be provided by the Company at the time of the Qualified Termination (the “Release”) and any other documentation requested by the Company in accordance with Section 4(d); (b) the Participant does not timely revoke the Release; and (c) the Release becomes effective and irrevocable in accordance with its terms on or before the sixtieth (60th) day following the Termination Date; provided, however, that to the extent that any severance payment or benefit is deferred compensation under Section 409A, and is not otherwise exempt from the application of Section 409A, then, if the period during which the Participant may consider and sign the Release spans two (2) calendar years, the severance payment or benefit will not begin until the second (2nd) calendar year. In addition, if a Participant materially breaches any of the material terms of the Release, then the Participant shall not be eligible for any further severance payment or benefits and may be required to repay any severance payments or benefits already paid to the Participant pursuant to the Plan.
6.Restrictive Covenants. As a condition to becoming a Participant hereunder and in consideration of opportunity to receive the any Severance Benefit, which the Participant acknowledges, in combination with the Participant’s access to the Company’s goodwill and trade secrets, are good and valuable consideration, the Participant shall be required to agree to the restrictive covenants set forth in the Participation Agreement, which include, without limitation, covenants regarding maintaining the Company’s confidential information, refraining from soliciting the Company’s employees, suppliers, and customers, refraining from competing with the Company, and refraining from making disparaging remarks, all of which shall be set forth in the Participation Agreement. If a Participant materially violates any of the material provisions of the Participation Agreement, such Participant shall immediately forfeit his right to receive any severance payment or benefits, the Company shall have no further obligation to make any payment of severance payments or benefits to such Participant, and such Participant shall be obligated to repay severance payments or benefits already paid to the Participant pursuant to the Plan to the maximum extent permitted by applicable law.

7.No Mitigation. In no event shall a Participant be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Participant under any of the provisions of the Plan and such amounts shall not be reduced whether or not the Participant obtains other employment.
8.Effect on Other Plans, Agreements and Benefits.
(a)Relation to Other Benefits. Any economic or other benefit to a Participant under the Plan will not be taken into account in determining any benefits to which the Participant may be entitled under any profit-sharing, retirement, workers compensation or other benefit or compensation plan maintained by the Company and/or its Affiliates (except to the extent provided otherwise in any such plan with respect to Accrued Compensation).
(b)Non-Duplication. Notwithstanding the foregoing provisions of Section 8(a) hereof, any severance benefits received by a Participant pursuant to the Plan shall be in lieu of any other benefits for which a Participant may be eligible, including pursuant to any other severance policy or plan maintained by the Company and/or its Affiliates (other than a stock option, restricted stock, share or unit, performance share or unit, long-term transition incentive award, supplemental retirement, deferred compensation or similar plan or agreement which may contain provisions operative on a termination of the Participant’s employment or may incidentally refer to accelerated vesting or accelerated payment upon a termination of employment). Further, as a condition of participating in the Plan, each Participant who is a party to an offer letter, employment agreement or other contract that otherwise would provide for severance benefits hereby waives such benefits and acknowledges and agrees that the severance benefits payable under the Plan shall be in lieu of and in full substitution for (and not in duplication of), any right to severance benefits under any such employment agreement or offer letter with the Company and/or its Affiliates.
9.Certain Tax Matters. In the event it shall be determined that any payment or distribution by the Company and/or its Affiliates to or for the benefit of a Participant (whether paid or payable or distributed or distributable pursuant to the terms of the Plan or otherwise) (the “Total Payments”), is or will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced to the maximum amount that could be paid to the Participant without giving rise to the Excise Tax (the “Safe Harbor Cap”), if the net after-tax benefit to the Participant after reducing the Participant’s Total Payments to the Safe Harbor Cap is greater than the net after-tax (including the Excise Tax) benefit to the Participant without such reduction. The reduction of the amounts payable hereunder, if applicable, shall be made by reducing first the payments made pursuant to Section 4(d)(i) of the Plan, then to the payments made pursuant to Section 4(d)(ii) of the Plan, then to the payments made pursuant to Section 4(d)(iii) of the Plan and then to any other payment that triggers such Excise Tax in the following order: (a) reduction of cash payments, (b) cancellation of accelerated vesting of equity awards (based on the reverse order of the date of grant), and (c) reduction of any other payments due to the Participant (with benefits or payments in any group having different payment terms being reduced on a pro-rata basis). All mathematical determinations, and all determinations as to whether any of the Total Payments are “parachute payments” (within the meaning of Section 280G of the Code), that are required to be made under this paragraph, including determinations as to whether the Total Payments to Participant shall be reduced to the Safe Harbor Cap and the assumptions to be utilized in arriving at such determinations, shall be made at the Company’s expense by a nationally recognized accounting or valuation firm selected by the Administrator prior to the relevant Change in Control.
10.Administration.

(a)The Administrator shall have all powers and duties reasonably necessary to fulfill its responsibilities, including, but not limited to, the reasonable discretion to interpret, construe, and apply the provisions of this Plan, to determine all questions relating to eligibility for benefits under this Plan, and to make any findings of fact needed in the administration of this Plan. Following a Change in Control, the validity of any such interpretation, construction, decision, or finding of fact shall be given de novo review if challenged in court, by arbitration, or in any other forum, and such de novo standard shall apply notwithstanding the grant of discretion hereunder to the Administrator.
11.Claims for Benefits.
(a)Filing a Claim. Any Participant or beneficiary who wishes to file a claim for benefits under the Plan must file his or her claim in writing with the Administrator.
(b)Review of a Claim. The Administrator shall, within ninety (90) calendar days after receipt of such written claim (unless special circumstances require an extension of time, but in no event more than one hundred eighty (180) calendar days after such receipt), send a written notification to the Participant or beneficiary as to its disposition. If the claim is wholly or partially denied, such written notification shall (i) state the specific reason or reasons for the denial, (ii) make specific reference to pertinent Plan provisions on which the denial is based, (iii) provide a description of any additional material or information necessary for the Participant or beneficiary to perfect the claim and an explanation of why such material or information is necessary, and (iv) set forth the procedure by which the Participant or beneficiary may appeal the denial of his or her claim, including, without limitation, a statement of the claimant’s right to bring an action under Section 502(a) of ERISA following an adverse determination on appeal.
(c)Appeal of a Denied Claim. If a Participant or beneficiary wishes to appeal the denial of his or her claim, he or she must request a review of such denial by making application in writing to the Administrator within sixty (60) calendar days after receipt of such denial. Such Participant or beneficiary (or his or her duly authorized legal representative) may, upon written request to the Administrator, (i) review any documents pertinent to his or her claim, and (ii) submit, in writing, issues and comments in support of his or her position. A Participant or beneficiary who fails to file an appeal within the 60-day period set forth in this Section 11(c) shall be prohibited from doing so at a later date or from bringing an action under ERISA.
(d)Review of a Claim on Appeal. Within sixty (60) calendar days after receipt of a written appeal (unless the Administrator determines that special circumstances, such as the need to hold a hearing, require an extension of time, but in no event more than one hundred twenty (120) calendar days after such receipt), the Administrator shall notify the Participant or beneficiary of the final decision. The final decision shall be in writing and shall include: (i) specific reasons for the decision, written in a manner calculated to be understood by the claimant, (ii) specific references to the pertinent Plan provisions on which the decision is based, (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents relevant to the claim for benefits, and (iv) a statement describing the claimant’s right to bring an action under Section 502(a) of ERISA.
12.Participants Deemed to Accept Plan. By accepting any payment or benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his or her acceptance and ratification of, and consent to, (a) all of the terms and conditions of the Plan (including, without limitation, the waiver of any Other Severance Benefits), and (b) any action taken under the Plan by the Administrator, the Company and/or its Affiliates, in any case in accordance with the terms and conditions of the Plan.

13.Successors.
(a)Company Successors. The Plan shall bind any successor of the Company, its assets or its businesses (whether direct or indirect, by purchase, merger, consolidation or otherwise), in the same manner and to the same extent that the Company would be obligated under the Plan if no succession had taken place. The Company shall require any such successor to expressly assume and agree to perform the Plan in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.
(b)Participant Successors. The rights of a Participant to receive any benefits hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his or her will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 13(b), the Company shall have no liability or obligation to pay any amount so attempted to be assigned, transferred or delegated.
14.Unfunded Status. All payments pursuant to the Plan shall be made from the general funds of the Company, and no special or separate fund shall be established or other segregation of assets made to assure payment. No Participant or other person shall have under any circumstances any interest in any particular property or assets of the Company as a result of participating in the Plan.
15.Withholding. The Company and/or its Affiliates may withhold from any amounts payable under the Plan all federal, state, city or other taxes as the Company and/or its Affiliates are required to withhold pursuant to any law or government regulation or ruling.
16.Notices. Any notice provided for in the Plan shall be in writing and shall be either personally delivered, sent by reputable overnight carrier or mailed by first class mail, return receipt requested, to the recipient. Notices to Participant shall be sent to the address of Participant most recently provided to the Company. Notices to the Company should be sent to Ranger Energy Services, Inc., Attn: VP of HR 10350 Richmond Avenue, Suite 500 Houston, Texas, with a copy to King & Spalding LLP, Attn: Jonathan Newton 1100 Louisiana St. #4100 Houston, Texas. Notice and communications shall be effective (a) on the date of delivery, if delivered by hand, (b) on the first business day following the date of dispatch, if delivered utilizing overnight courier, or (c) three (3) business days after having been mailed, if sent by first class mail.
17.Amendments; Termination. The Administrator expressly reserves the universal right to amend, modify, terminate or discontinue the Plan at any time; provided, however, that no such amendment, modification, termination or discontinuation that would impair the rights of a Participant shall be effective unless either (a) the affected Participant provides written consent of such amendment, modification, termination or discontinuation, or (b) such amendment, modification, termination or discontinuance does not become effective until the twelve (12) month anniversary of the date of such approval.
18.Governing Law. The Plan shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the state of Delaware, without regard to conflicts of law principles.
19.Legal Fee Reimbursement during a Change in Control Period. Solely during, or with respect to, a Change in Control Period, the Company agrees to pay as incurred (within ten business days following the Company’s receipt of an invoice from the Participant), to the full extent permitted by law, all legal fees and expenses that the Participant may reasonably incur as a result of any contest by the Company, the Participant, the Participant’s estate or others during, or with respect to, a Change in Control Period of the validity or enforceability of, or liability under, any provision of this Plan or any guarantee of performance thereof (including as a result of any contest (regardless of the outcome) by the Participant about the amount of any payment pursuant to this Plan), plus, in each case, interest on any delayed payment to which the Participant or the Participant’s estate is ultimately determined to be entitled at the applicable federal rate provided for in Section 7872(f)(2)(A) of the Code based on the rate in effect for the month in which such legal fees and expenses were incurred.
20.Severability. Whenever possible, each provision of the Plan shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of the Plan is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or any other jurisdiction, but the Plan shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.
21.Headings. Headings in the Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.
22.Section 409A.
(a)In General. Section 409A of the Code and the regulations and guidance promulgated thereunder (collectively, “Section 409A”) imposes payment restrictions on “nonqualified deferred compensation” (i.e., potentially including payments owed to a Participant upon termination of employment). Failure to comply with these restrictions could result in negative tax consequences to a Participant, including immediate taxation, interest and a twenty percent (20%) additional income tax. It is the Company’s intent that the Plan be exempt from the application of, or otherwise comply with, the requirements of Section 409A. Specifically, any taxable benefits or payments provided under the Plan are intended to qualify for the “short-term deferral” exception to Section 409A to the maximum extent possible, and to the extent they do not so qualify, are intended to qualify for the involuntary separation pay exceptions to Section 409A to the maximum extent possible. Each installment of any taxable benefits or payments provided under the Plan is intended to be treated as a separate payment for purposes of Section 409A. To the extent that Section 409A is applicable to any taxable benefit or payment, and if a Participant is a “specified employee” as determined by the Company in accordance with Section 409A, then notwithstanding any provision in the Plan to the contrary and to the extent required to comply with Section 409A, all such amounts that would otherwise be paid or provided to such Participant during the first six (6) months following the Termination Date shall instead be accumulated through and paid or provided (without interest) on the first (1st) business day following the six (6)-month anniversary of the Termination Date. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A: (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit; (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year; and (iii) such payments shall be made on or before the last day of the Participant’s taxable year following the taxable year in which the expense occurred, or such earlier date as required hereunder.
(b)Separation from Service. A termination of employment shall not be deemed to have occurred for purposes of any provision of the Plan providing for the payment of any amounts or benefits that are deferred compensation subject to Section 409A upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Section 409A and the Participant is no longer providing services (at a level that would preclude the occurrence of a “separation from service” within the meaning of Section 409A) to the Company and/or its Affiliates as an employee or consultant, and for purposes of any such provision of the Plan, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” within the meaning of Section 409A.
[The remainder of this page is intentionally left blank.]

RANGER ENERGY SERVICES, INC.
EXECUTIVE SEVERANCE PLAN
PARTICIPATION AGREEMENT
    This Participation Agreement (this “Agreement”) under the Ranger Energy Services, Inc. Executive Severance Plan (the “Plan”) is made on [DATE], by and between Ranger Energy Services, Inc. (the “Company”) and [NAME] (the “Executive”).
WHEREAS, the Company adopted the Plan to attract and retain qualified executives and to provide severance benefits to executives on certain terminations of employment.
WHEREAS, Executive has been designated by the Administrator as an Eligible Executive for purposes of the Plan.
NOW, THEREFORE, the parties agree as follows:
1.Eligibility. Upon Executive signature below, Executive is hereby designated as a Participant in the Plan. In consideration of such designation, Executive agrees to the promises and covenants contained in this Agreement and the Plan, acknowledges that the Plan’s benefits and Executive’s access to the Company’s goodwill and trade secrets are good and valuable consideration in exchange for the covenants provided herein, and agrees that Executive is not entitled to, and hereby waives any prior right to, any Other Severance Benefits.
2.Definitions. For the purposes of this Agreement, the following terms shall have the following meanings. Capitalized terms used and not otherwise defined herein shall have the meanings given to such terms in Plan.
(a)     “Confidential Information” shall mean any confidential and proprietary non-public information concerning the business of the Company that is or has been disclosed to Executive or of which Executive became aware as a consequence of Executive’s relationship with the Company and which has value to the Company and is not generally known to the Company’s competitors, including its financial performance, results or prospects, and any non-public information provided by a third party with the expectation that the information will be kept confidential and used solely for the business purpose for which it was conveyed. “Confidential Information” may include, but is not limited to: (i) information about the Company’s employees, customers, clients, tenants, buyers and/or sellers; and (ii) the terms and conditions of this Agreement and the Plan. Confidential Information shall not include any data or information that has been voluntarily disclosed to the public by the Company (except where such public disclosure was made by the Executive without authorization) or that has been independently developed and disclosed by others, or that otherwise enters the public domain through lawful means.
(b)    “Prohibited Activity” means any activity in which Executive contributes Executive’s knowledge, directly or indirectly, in whole or in part, as an employee, employer, owner, operator, manager, advisor, consultant, contractor, agent, partner, director, stockholder, officer, volunteer, intern, or any other similar capacity to a person or entity engaged in [the provision of mobile rig well services, cased hole wireline services, and ancillary services in the U.S. oil and gas industry] and/or any other business that is the same as or substantially similar to that of the Company or any of its subsidiaries (collectively, the “Business”). “Prohibited Activity” also includes any activity that requires or inevitably requires disclosure of trade secrets, proprietary information, or Confidential Information.
(c)    “Protective Covenants” shall mean those covenants set forth in Paragraphs 3, 4, 5, 6 and 7 of this Agreement.
(d)    “Restricted Period” shall mean the period of Executive’s employment or service to the Company and for twelve (12) months thereafter.
(e)    “Restricted Territory” means (i) any state, county, city, municipality, or other locale in the United States, and/or (ii) any other country or jurisdiction, in each case, in which the Company conducts business operations and in which Executive has had material responsibilities or customer relationships during the final [twenty-four (24) months] of Executive’s employment or service with the Company.
(f)    “Trade Secrets” shall mean any technical or non-technical data, formula, pattern, compilation, program, device, method, technique, drawing, process, financial data, financial plan, product plan, list of actual or potential customers or suppliers or other information similar to any of the foregoing, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.
3.    Confidentiality and Non-Disclosure.
    Executive agrees that Executive will not (without the prior written consent of the Company) directly or indirectly use, copy, disclose or otherwise distribute to any other person or entity: (i) any Confidential Information for so long as such information remains Confidential Information, or (ii) any Trade Secret at any time such information constitutes a trade secret under applicable law. Executive shall promptly return to the Company all documents and items in Executive’s possession or control which contain any Confidential Information or Trade Secrets. Executive further agrees that if Executive is questioned about information subject to this Agreement by anyone not authorized to receive such information, Executive will promptly notify Executive’s former supervisor or an officer of the Company.
Nothing contained in this Agreement limits Executive’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board (the “NLRB”), the Securities Exchange Commission or any other federal, state or local governmental agency or commission (collectively, “Government

Agencies”) or to make other disclosures or engage in activities that are protected under the whistleblower provisions of federal, state or local law, rule or regulation. Executive further understands that this Agreement does not limit Executive’s ability to communicate with any Government Agencies or otherwise participate, testify, or fully cooperate in any investigation or proceeding that may be conducted by any Government Agencies, including providing documents or other information, without notice to or approval from the Company or any Affiliate thereof and without risk of being held liable by the Company for liquidated damages or other financial penalties. This Agreement does not impact or limit Executive’s eligibility to receive or accept an award by the U.S. Securities and Exchange Commission or other relief in connection with protected whistleblower activity, including for information provided to any Government Agencies.
4.    Non-Solicitation.
(a)    Executive agrees and covenants that during the Restricted Period, Executive shall not solicit or attempt to solicit, directly or by assisting others, any business from any of the Company’s customers with whom Executive has material contact during Executive’s employment for purposes of providing development, acquisition, financing, management, leasing and sale of commercial office properties.
(b)    For purposes of this Agreement, the term “material contact” shall mean contact between Executive and each customer or potential customer (i) with whom Executive dealt on behalf of the Company, (ii) whose dealings with the Company were coordinated or supervised by Executive, (iii) about whom the Executive obtained Confidential Information in the ordinary course of business as a result of Executive’s association with the Company or (iv) who receives products or services authorized by the Company, the sale or possession of which results or resulted in compensation, commissions, or earnings for Executive, in the case of each of clauses (i) through (iv), within two (2) years prior to the Termination Date.
5.    Non-Recruitment of Employees.
Executive covenants and agrees the Restricted Period, Executive will not (without the prior written consent of the Company) directly or indirectly solicit or attempt to solicit any employee of the Company with whom Executive had direct personal contact during Executive’s employment with the Company to terminate or lessen that party’s affiliation with the Company or to violate the terms of any agreement or understanding between such employee and the Company.
6.    Non-Competition.
During the Restricted Period, the Executive agrees and covenants not to engage in any Prohibited Activity or otherwise engage in any activities that are competitive with the Company or any of its subsidiaries or the Business, in each case, anywhere in the

Restricted Territory; provided, that Executive is not prohibited from engaging in any Prohibited Activity during the portion of the Restricted Period that follows the Termination Date that would not involve any level of strategic, technical, creative, sales, or other activity similar to that Executive provided to the Company (acknowledging that Executive’s role requires Executive to engage in strategic, managerial, and business development activity). Executive’s agreement to this Section 6(a) is based upon the Company’s legitimate business interest as described in this Agreement and the good and valuable consideration offered to Executive, and Executive’s acknowledge receiving and the sufficiency of such consideration.
7.    Non-Disparagement.
Executive covenants and agrees that, during Executive’s employment and after Executive’s employment or service with the Company ends, except as otherwise required by applicable law, Executive shall not, directly or indirectly, take any action, or encourage others to take any action, to disparage or criticize the Company or any of its subsidiaries, any of their employees, directors or officers, and/or their affiliates or their respective products and services.
8.    Acknowledgments.
(a)    Executive hereby acknowledges and agrees that the Protective Covenants are reasonable as to time, scope and territory given the Company’s need to protect its business, personnel, Trade Secrets and Confidential Information. Executive acknowledges and represents that Executive has substantial experience and knowledge and that Executive can readily obtain subsequent employment without violating the Protective Covenants. In the event any of the Protective Covenants shall be determined by any court having proper jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it shall be interpreted to extend only over the maximum period of time for which it may be enforceable and/or over the maximum geographical area as to which it may be enforceable and/or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.
(b)    Executive acknowledges and agrees that, during Executive’s employment with the Company, Executive has and will continue to have access to Confidential Information and Trade Secrets and that unauthorized or improper use or disclosure by Executive of such Confidential Information or Trade Secrets will cause serious and irreparable harm to the Company. Executive acknowledges that an important part of Executive’s duties have been and will continue to be to advance the business of the Company by directly or through the supervision of others, developing and maintaining substantial relationships with prospective or existing customers, patients, vendors or clients of the Company and/or developing and maintaining the goodwill of the Company associated with an (1) ongoing business, commercial or professional practice, including but not limited to a trade name, trademarks, service marks, or trade dues, or (2) a specific geographic location, or (3) a specific marketing or trade area. Executive acknowledges that Executive has and will continue to be provided extensive/specialized training as a part of Executive’s employment.
(c)Executive acknowledges and agrees that during Executive’s employment with the Company, Executive has and will continue to in the course of Executive’s employment customarily and regularly solicit for the Company customers or prospective customers and/or customarily and regularly engage in making sales or obtaining orders or contracts for products or services to be performed by others, and/or perform each of the following duties: (i) have the primary duty of managing the business in which the Executive is employed or of a customarily recognized department of subdivision thereof; (ii) customarily and regularly direct the work of two or more employees; and (iii) have the authority to hire or fire other employees or have particular weight given to Executive’s suggestions and recommendations as to the hiring, firing, advancement, promotion, or any other change of status of other employees and/or by reason of the Company’s investment of time, training, money, trust, exposure to the public, or exposure to customers, vendors, or other business relationships; (iv) obtain a high level of notoriety, fame, reputation, or public persona as the Company’s representative or spokesperson; (v) obtain a high level of influence or credibility with the Company’s customers, vendors, or other business relationships and/or (vi) be intimately involved in the planning for or direction of the business of the Company or a defined unit of the business of the Company and/or obtain selective or specialized skills, knowledge, abilities, or customer contacts or information. Executive and the Company recognize, acknowledge and agree that Executive’s primary duties for the Company have and will continue to be the performance of work requiring knowledge of an advanced type in a field of science or learning customarily acquired by a prolonged course of specialized intellectual instruction or requiring invention, imagination, originality, or talent in a recognized field of artistic or creative endeavor.
9.    Specific Performance.

    Executive acknowledges and agrees that any breach of the Protective Covenants by Executive will cause irreparable damage to the Company, the exact amount of which will be difficult to determine, and that the remedies at law for any such breach will be inadequate. Accordingly, Executive agrees that, in addition to any other remedy that may be available at law, in equity, under the Plan, or hereunder, the Company shall be entitled to specific performance and injunctive relief, without posting bond or other security, to enforce or prevent any violation of any of the Protective Covenants by Executive. The existence of any claim or cause of action by Executive against the Company, including any dispute relating to the termination of the Plan, shall not constitute a defense to enforcement of any of the Protective Covenants by injunction.
10.    Indemnification.
Executive hereby indemnifies and agrees to defend and hold harmless the Company and its employees, officers, directors, agents, representatives, affiliates and independent contractors from and against any and all damages, losses, costs (including, without limitation, court costs and attorneys’ fees), settlements, suits, actions, expenses, liabilities and claims of any kind caused by or resulting from any breach of this Agreement by Executive.
11.    Construction.
The Protective Covenants shall be presumed to be enforceable, and any reading causing unenforceability shall yield to a construction permitting enforcement. If any one of the Protective Covenants shall be found unenforceable, it shall be severed and the remaining Protective Covenants enforced in accordance with the tenor thereof.
12.    Miscellaneous.
(a)    Assignment. Executive shall not assign this Agreement, in whole or in part, without the prior written consent of the Company, and any attempted assignment not in accordance herewith shall be null and void and of no force or effect. The Company may assign this Protective Covenant Agreement to any of its subsidiaries or affiliates or to its successor following a Change in Control.

(b)    Binding Effect. This Agreement shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns.

(c)    Survival. This Agreement and all covenants and agreements made herein shall survive the execution and delivery hereof.

(d)    Amendment and Termination. This Agreement, including all exhibits, may be amended or terminated only by a writing executed by the parties hereto.

(e)    Construction. This Agreement shall be construed in accordance with and governed by the laws of the State of Delaware, to the extent not preempted by federal law, disregarding any provision of law which would require the application of the law of another state. No provision of this Agreement or any related document shall be construed against or interpreted to the disadvantage of any party by reason of such party having, or having deemed to have, structured or drafted such provision.

(f)    Headings. The section and paragraph headings contained herein are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
(g)    Notices. Except as otherwise expressly provided herein, all notices, requests, comments and other communications under this Agreement shall be in writing and shall be given in accordance with Section 16 of the Plan.

(h)    Counterparts. This Agreement may be executed in multiple counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

(i)    Severability. In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions hereof shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law.

(j)    Attorneys’ Fees and Costs. Should Executive or the Company be required to commence an action in any court of competent jurisdiction to enforce this Agreement, such party shall be entitled to recover its attorneys’ fees and costs, to the extent that such party is the prevailing party.

[(k)    Entire Agreement. This Agreement, together with the Plan and the Incentive Plan (including any award agreements thereunder), sets forth the entire agreement and understanding of the parties relating to the subject matter herein and supersedes all prior or contemporaneous discussions, understandings, offer letters, employment agreements and any other agreements, whether oral or written, between them relating to the subject matter hereof [(including, without limitation, that certain [offer letter || Employment Agreement] dated [__] by and between the Executive and the Company)].

[Signature Page Follows.]

IN WITNESS HEREOF, the Company and Executive have executed this Agreement to be effective as of the date first written above.

RANGER ENERGY SERVICES, INC.

By:
    Name:
    Title:

EXECUTIVE
[Name of Executive]

Signature